Savings Plan of Xerox Corporation and the
Xerographic Division, Rochester Regional Joint
Board on Behalf of Itself and Other Regional Joint
Boards
(formerly “The Savings Plan of Xerox Corporation
and The Xerographic Division, UNITE HERE”)
Financial Statements and Supplemental Schedule
To Accompany 2008 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
December 31, 2008 and 2007

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Index
December 31, 2008 and 2007

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Assets Available for Benefits	2

Statement of Changes in Assets Available for Benefits	3

Notes to Financial Statements	4-21

Supplemental Schedule

Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)	22

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional Joint Board
on Behalf of Itself and Other Regional Joint Boards
In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (formerly “The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE”) (the “Plan”) at December 31, 2008 and 2007, and the changes in assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 29, 2009

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Statements of Assets Available for Benefits
December 31, 2008 and 2007

(in thousands)	2008	2007
Assets
Investment in Master Trust at fair value (Note 4)	$216,221	$288,767
Participant loans receivable	11,805	12,496
Employer contributions receivable	629	642
Employee contributions receivable	—	145

Total assets	228,655	302,050

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts (Note 2)	13,267	1,223

Assets available for benefits	$241,922	$303,273

The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Statement of Changes in Assets Available for Benefits
Year Ended December 31, 2008

(in thousands)	2008
Additions to assets attributed to
Contributions
Participant	$8,246
Rollovers (from RIGP-Union) (Note 9)	8,550
Employer	2,461

Total contributions	19,257

Interest income on participant loans	739

Total additions	19,996

Deductions from assets attributed to
Net depreciation from plan interest in Master Trust, net of administrative expenses	54,537
Benefits paid to participants	25,320
Transfers out to affiliated plan	1,490

Total deductions	81,347

Net increase in assets available for benefits	(61,351)

Assets available for benefits
Beginning of year	303,273

End of year	$241,922

The accompanying notes are an integral part of these financial statements.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
1.	Description of the Plan

Effective June 4, 2009, the Plan name changed to Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards formerly (“The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE”) (the “Plan”). The following description of the Plan provides only general information. The Plan is subject to the provision of the Employee Retirement Income Security Act (“ERISA”) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all domestic full and part-time Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards, formerly UNITE HERE (the “Union”) employees of Xerox Corporation (the “Company”). Employees are eligible to participate in the Plan immediately upon date of hire.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the plan year may make an additional catch-up contribution up to $5,000. Participants direct the investment of their contributions into various investment options offered by the Plan.

As it relates to employees hired prior to January 1, 2006 for the plan years 2008 and 2007, eligible employees received a Company match of 50 cents on the dollar up to 6% of pay saved on a before-tax basis, which equals a maximum match of 3% of annual pay up to the Internal Revenue Service (“IRS”) 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee had to be actively employed on the last business day of the calendar quarter for which the allocation occurs or have retired, died, began an approved leave, became disabled, or was laid off during the calendar year. In addition, to be eligible to receive the matching Company contribution in 2005, the employee had to complete six months of service. Effective January 1, 2006, all employees who would be eligible, but had not yet satisfied the six months service requirement became eligible.

Eligible employees hired on or after January 1, 2006 received a Company match of 50 cents on the dollar up to 4% of pay saved on a before-tax basis, which equals a maximum match of 2% of annual pay up to the IRS 401(k) elective deferral limit. To be eligible to receive the matching Company contribution, the employee had to be actively employed on the last business day of the calendar quarter for which the allocation occurs or have retired, died, began an approved leave, became disabled, or was laid off during the calendar year. Eligible employees hired on or after January 1, 2006 also automatically received a 4% of pay contribution to the Plan.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump sum amount equal to the value of his or her account.

Investment Options

Plan participants are able to direct the investment of their plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 13 Focused Strategy Funds that include passive and actively managed options and the Company stock fund.

Participant Loans

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years, and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set on January 1, April 1, July 1, and October 1 by the plan administrator. Principal and interest payments on the loans are redeposited into the participants’ accounts based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates ranged from 6.00 percent to 9.25 percent at December 31, 2008 and 2007, respectively, with loans maturing at various dates through 2023.

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Administration

The Joint Administrative Board (“JAB”) is the plan administrator and is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the “Trustee”). Hewitt Associates is the record keeper of the Plan.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely; however, the Company and the Union reserve the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
Contributions

Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (Master Trust). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment Company funds are valued at the net asset value as reported by the fund at year-end. Common and preferred stock are stated at fair value based on published market prices. Investments in fixed income securities are valued by a pricing service which determines valuations of normal institutionalized trading units of such securities using methods based upon market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the Trustee of the Trust. The fair value of the common collective trusts are valued at the closing net asset value on the last business day of the year. For those trusts recorded at contract value, the fair value and contract value are based on the fair value and contract value of the underlying investments in the trust. Limited partnerships and hedge funds are valued at estimated fair value based on fair value as reported in the audited financial statements. Real estate trusts are valued at estimated fair value based on information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant loans receivable are valued at cost which approximates fair value.

As described by Financial Accounting Standards Board Staff Position, FSP AAG INV-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
Pension Plans (the “FSP”), collective trusts relating to fully benefit responsive investment held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the statements of assets available for benefits represent the fair value of the Master Trust’s investment in the collective trust and the adjustment from fair value to contract value. The statement of changes in assets available for benefits is prepared on a contract value basis.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

New Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”), which expands the disclosure requirements in FASB Statement No. 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of these accounting pronouncements on the Plan’s financial statements and related disclosures.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP No. 157-4 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the FAS 157 objective of fair value measurement to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
become inactive and in determining fair values when markets have become inactive. FSP FAS 157-4 is effective for fiscal years ending after June 15, 2009. Management is currently evaluating what impact the adoption of this FSP will have on the financial statements and the related disclosures of the Plan.
3.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.	Master Trust

As discussed in Note 2, the plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2008	2007
Xerox Corporation Savings Plan	50.7%	51.0%

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.3%	3.2%

Xerox Corporation Retirement Income Guarantee Plan	42.4%	42.1%

Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.6%	3.7%

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
The following financial information is presented for the Master Trust.

Statements of Net Assets of the Master Trust are as follows:

(in thousands)	2008	2007
Assets
Investments at fair value (including securities on loan of $111,663 and $177,997, respectively)
Short-term investments	$12,724	$16,075
Fixed income investments	529,824	132,757
Xerox common stock	111,355	219,375
Registered investment companies	7,659	17,933
Common and preferred stock	413,277	824,097
Common collective trusts	5,495,580	7,354,843
Interests in real estate trusts	94,741	121,245
Investment in securities lending collateral collective trust fund	111,294	183,681
Interest in partnerships/joint ventures	263,461	333,840
Interest in hedge fund	—	49,037
Variation margin on futures	(19,744)	—
Unrealized gain (loss) on foreign exchange receivable	(2,714)	(2,527)
Unrealized gain (loss) on foreign exchange payable	6,186	(5,005)
Other	—	69

	7,023,643	9,245,420
Cash, segregated	28,510	—
Receivables
Accrued interest and dividends	5,935	3,948
Receivable for securities sold	1,443	9,008

Total assets	7,059,531	9,258,376

Liabilities
Payable for securities purchased	30,733	2,083
Accrued expenses	12,816	27,308
Payable for collateral on securities loaned	111,294	183,681
Due to custodian	36	—

Total liabilities	154,879	213,072

Net assets of the Master Trust available for benefits*	$6,904,652	$9,045,304

*	Represents net assets at contract value

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
Statement of Changes in Net Assets of the Master Trust is as follows for the year ended December 31, 2008:

(in thousands)	2008
Additions (deductions) to net assets attributable to
Investments
Interest and dividends	$23,867
Other	9,476

Total additions from investments	33,343

Deductions from net assets attributable to
Net depreciation of investments	1,841,389
Net transfers out of Master Trust	295,419
Administrative expenses	37,187

Total deductions	2,173,995

Net decrease in net assets available for benefits	(2,140,652)

Net assets available for benefits
Beginning of year	9,045,304

End of year	$6,904,652

Reclassifications
Certain reclassifications were made to the prior year financial statements to conform with current year presentation.
As of October 31, 2008 the named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (“XRIC”). XRIC is successor to the Fiduciary Investment Review Committee which, prior to October 31, 2008, had been delegated investment fiduciary authority by the JAB. The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate officers who oversee the management of the funds on a regular basis.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
During 2008, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31, 2008:

(in thousands)	2008
Fixed income investments	$63,193
Registered and preferred companies	(7,165)
Common and preferred stock	(291,812)
Common collective trusts	(1,516,637)
Xerox common stock	(105,897)
Futures	164,528
Foreign currency	1,996
Interests in real estate trusts	(32,003)
Interest in partnerships/joint ventures	(117,592)

Net depreciation	$(1,841,389)

5.	Fair Value Measurement

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“FAS 157”), which is effective for financial statements issued for fiscal years beginning after November 15, 2007.

FAS 157 defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the footnotes to the financial statements. FAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with FAS 157, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

FAS 157 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:
➢ Level 1:	Highly liquid assets listed on active public markets.

➢ Level 2:	Semiliquid assets which are primarily nonpublic investments priced with comparable market values. Inputs are observable.

➢ Level 3:	Highly illiquid assets valued using such methods as internal discounted cash flow estimates utilizing appropriate risk adjusted discount rates. Inputs are unobservable.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The adoption of FAS 157 did not have material impact on the financial statements of the Plan.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
According to the hierarchy each fund was assigned level 1, 2 or 3 based on where each fund’s assets were invested in. The Plan has no assets classified within level 3 of the valuation hierarchy aside from participant loans.
Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value As of December 31, 2008
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$12,724	$—	$12,724
Xerox common stock	111,355	—	—	111,355
Common and preferred stocks	413,277	—	—	413,277
Common collective trusts	—	5,495,580	—	5,495,580
Fixed income investments	—	529,824	—	529,824
Partnerships/joint ventures	—	—	263,461	263,461
Registered investment companies	7,659	—	—	7,659
Real estate trusts	—	—	94,741	94,741
Securities lending collateral collective trust fund	—	111,294	—	111,294
Futures	—	(19,744)	—	(19,744)
Foreign currency contracts	—	3,472	—	3,472

Total investment assets at fair value	$532,291	$6,133,150	$358,202	$7,023,643

Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value As of December 31, 2008
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$7,455	$—	$7,455
Xerox common stock	111,355	—	—	111,355
Common and preferred stocks	413,228	—	—	413,228
Common collective trusts	—	3,187,574	—	3,187,574
Registered investment companies	7,659	—	—	7,659
Securities lending collateral collective trust fund	—	111,294	—	111,294

Total investment assets at fair value	$532,242	$3,306,323	$—	$3,838,565

Loans to participants*			$11,805

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
Level 3 Investment Assets

The Level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the private equity placement and real estate funds. Loans to participants which are not included in the Master Trust, are also classified within level 3. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets as well as participant loans for the year ended December 31, 2008. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.
Table 3. Level 3 Investment Assets

	Investment Assets at Fair Value As of December 31, 2008
(in thousands)	Partnerships	Real Estate	Total	Participant Loans*
Balance, beginning of year	$333,840	$121,245	$455,085	$12,496
Realized gains/(losses)	(23,061)	(2,064)	(25,125)
Unrealized gains/(losses)	(94,531)	(29,939)	(124,470)
Purchases, sales, issuances, and settlements (net)	47,213	5,499	52,712	(691)

Balance, end of year	$263,461	$94,741	$358,202	$11,805

*	Not included in the Master Trust
6.	Stable Value Fund Option

One of the participant directed investment options within the Master Trust is a stable value investment option (Stable Value Fund) in which the Master Trust has an undivided interest that invests along with other unrelated employee benefit plans in a group trust that owns certain investments and three benefit responsive synthetic investment contracts (the “Wrap Contracts”) issued by insurance companies ING Life Insurance and Annuity Company, Pacific Life Insurance Company and Monumental Life Insurance Company (“Wrap Issuers”). The underlying investments wrapped by the Wrap Contracts are held in a collective investment trust (the “Fund Trust”) within the group trust and are primarily in U.S. investment grade corporate bonds, U.S. government/agency bonds, mortgage and other asset-backed securities, U.S. below-investment grade corporate bonds, and other fixed income securities. Under the Wrap Contracts, the Wrap Issuers guaranty that certain assets of the Fund Trust (the “Wrapped Assets”) will be sufficient to make benefit payments on a contract (also known as “book”) value basis, with the contract value including interest credited daily at a “net crediting rate”. The net crediting rate cannot be set below zero, so the contract value at least equals the initial investment value of the investments constituting Wrapped Assets. The net crediting rate generally is reset quarterly. Assets not covered by the Wrap Contracts are generally invested in money market accounts and cash equivalents to provide necessary liquidity for participant withdrawals and exchanges. The net crediting rate is affected by many factors, including the performance of the Wrapped Assets and purchases and redemptions by participants. The amount of the net crediting rate depends on whether the fair value of the Wrapped Assets is higher or lower than the contract value of those Wrapped Assets. The ratio between the fair value and the contract value is amortized over the effective duration of the underlying investment in calculating the net crediting rate. If the fair value of the Wrapped Assets is higher than their contract value, the net crediting rate

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
will ordinarily be higher than the yield of the Wrapped Assets. Conversely, if the fair value of the Wrapped Assets is lower than their contract value, the net crediting rate will ordinarily be lower than the yield of the Wrapped Assets. Generally, the fair values of the Wrapped Assets move in the opposite direction of interest rates.

Information regarding the Plan’s interest in the Stable Value Fund is as follows:

	December 31,	December 31,
	2008	2007	Change
Net assets at fair value	$102,630	$95,748	$6,882
Net assets (at contract value)	115,897	96,971	18,926
Adjustment to contract value	13,267	1,223	12,044
       The average yields are as follows:

	December 31,
	2008	2007
Based on bond equivalent yield	6.25%	6.01%
Based on interest rate credited to participants	3.90%	5.70%
The Stable Value Fund and the Wrap Contracts are designed to pay participant-initiated transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing investment options within the Plan) at contract value, which is the participant’s original investment plus accumulated interest based on the above mentioned crediting rates. However, the Wrap Issuers limit the ability to transact at contract value upon the occurrence of certain events. These events include:
o	Merger, consolidation, sale of assets or other events (e.g., spin-offs or restructurings) within the control of a plan or a plan sponsor which results in redemptions in excess of the threshold established by the Wrap Contracts.

o	A mass layoff or early retirement incentive program which results in redemptions in excess of the threshold established by the Wrap Contracts.
If the book value of the Wrap Contract is less than $1,000,000 and if the fair value of the securities is greater than contract value, the Wrap Issuer may terminate the contract at fair value. The Wrap Issuer may also terminate the Wrap Contract at fair value immediately for the following reasons:
•	The Plan is disqualified by the Internal Revenue Service.

•	The Plan is terminated and its assets distributed to the participants.

•	The group trust ceases to meet its material obligations under the contact (such as a failure to comply with the investment guidelines or the addition of a competing investment option by a plan, etc.) and such breach is not cured within 30 days after notice.

•	The group trust assigns its interest in the contract without permission.

•	Upon investment manager termination, a new manager acceptable to the Wrap Issuers is not appointed within 30 days.

•	The group trust changes the underlying investment guidelines without the Wrap Issuer’s consent.

•	Investment discretion is granted to anyone except the manager or a subadvisor appointed by the manager and this continues for 30 days after notice.

•	The group trust engages in fraud or deceit relating to the Wrap Contract.

•	The group trust makes any misrepresentation of material facts relating to the Wrap Contract.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
•	A plan makes a participant communication designed to induce participants to make transfers into or out of the Wrap Contract that the Wrap Issuers determine will materially and adversely impact their obligations under the Wrap Contract.

•	A plan makes certain Plan amendments or alterations in Plan administration that the Wrap Issuers reasonably determine will materially and adversely impact their obligations under the Wrap Contract.
The Plan administrator does not believe that the occurrence of any such event which would limit the Plan’s ability to transact at contract value with participants is probable.
The Wrap Issuers also have a right to terminate the Wrap Contracts at any time without cause, after which the payment of benefits on a contract value basis, subject to the terms of the Wrap Contracts, would continue for a period of time. Deterioration in the fair-to-book-value-ratio could lead one or more Wrap Issuers to exercise this right. Factors that could lead to further deterioration in the fair-to-book-value ratio or the crediting rate earned by the participants include further decline in the fair value of the securities held due to illiquidity, interest rate or credit risk or net cash outflows due to redemptions by participants in the plans.
Subsequent to December 31, 2008, one of the participating plan sponsors in the undivided interest has declared bankruptcy. Participants have continued to transact at contract value through the date of this report.
There is no guarantee as to the future financial condition of a Wrap Issuer. The Wrap Issuer’s ability to meet its contractual obligations under the respective Wrap Contracts may be affected by future economic and regulatory developments in the insurance industries.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
7.	Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures and forward currency contracts. When engaging in forward currency contracts, there is exposure to credit loss in the event of nonperformance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments.

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies. Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in the Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset. Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts.

Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2008 and 2007, the value of currencies under forward currency contracts represent less than 1% of total investments.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
A summary of open forward currency contracts of the Master Trust at December 31, 2008 and 2007 is presented below:

	2008			2007
			Unrealized			Unrealized
		Notional	Appreciation/		Notional	Appreciation/
(in thousands)	Value Date	Value	(Depreciation)	Value Date	Value	(Depreciation)
Purchased
Australian Dollar	7/22/08-12/23/08	$40,373	$(3,114)	7/20/07-12/12/07	$87,012	$(1,626)
Canadian Dollar	10/31/08-12/23/08	34,873	(865)	11/2/07-12/28/07	25,509	(246)
Euro	9/17/08-12/23/08	243,767	4,885	7/20/07-12/28/07	204,621	2,572
Japanese Yen	9/15/08-12/19/08	106,477	8,205	7/24/07-12/28/07	180,965	2,086
Pound Sterling	9/8/08-12/30/08	100,068	(15,625)	7/20/07-12/11/07	97,636	(3,531)
Swiss Franc	9/18/08-12/23/08	106,044	4,541	8/6/07-12/28/07	44,589	(261)
Norwegian Kroner	11/4/08-12/4/08	23,226	(340)	11/5/07-12/31/07	76,762	(1,411)
Swedish Kroner	11/4/08-12/28/08	25,708	(353)	11/8/07-12/31/07	21,974	(193)
New Zealand Dollar	10/29/08-12/18/08	22,393	(49)	11/15/07-12/4/07	10,679	98
Singapore Dollar		—	—	11/13/2007	1,198	4
Hong Kong Dollar	7/22/08-12/23/08	2,117	1	10/5/07-12/12/07	6,342	(19)

		$705,046	$(2,714)		$757,287	$(2,527)

Sold
Australian Dollar	8/1/08-12/23/08	$41,011	$4,908	7/27/07-12/5/07	$68,683	$(630)
Canadian Dollar	11/4/08-12/8/08	39,132	1,827	11/7/07-12/14/07	52,320	1,470
Euro	7/22/08-12/30/08	289,722	887	8/14/07-12/20/07	234,092	(4,373)
Japanese Yen	7/22/08-12/23/08	142,210	(11,394)	7/20/07-12/28/07	275,076	(4,482)
New Zealand Dollar	11/3/08-12/23/08	23,125	(866)	11/7/07-12/17/07	18,588	(71)
Pound Sterling	7/22/08-12/23/08	110,299	21,903	8/8/07-12/27/07	134,117	2,707
Swiss Franc	7/22/08-12/16/08	117,215	(10,849)	7/20/07-12/28/07	73,754	(603)
Norwegian Kroner	10/30/08-12/23/08	23,572	(37)	11/7/07-12/3/07	10,606	18
Swedish Kroner	10/29/08-12/17/08	23,559	(186)	11/5/07-12/24/07	65,615	933
Singapore Dollar		—	—	11/6/2007	955	(3)
Hong Kong Dollar	7/22/08-12/23/08	6,482	(7)	7/20/07-12/4/07	12,751	29

		$816,327	$6,186		$946,557	$(5,005)

Future Contracts

The Master Trust may use equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives.

Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Fund will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2008 and 2007, the unrealized gains/losses on futures contracts represents less than 1% of investments.

As of December 31, 2008 and December 31, 2007, U.S. Treasury Bills with market value of $2,136,827 and $19,740,754, respectively, as well as cash balances of $28,510,000 and $0, respectively were pledged to cover margin requirements for open futures contracts.

A summary of open equity index futures and fixed income futures of the Master Trust at December 31, 2008 and 2007 is presented below:

	2008		2007
	Long		Long
	Contracts	Notional Value	Contracts	Notional Value
S&P Mini Index Future	173	$7,785,000	85	$6,278,313
US Treasury Notes 10 yr Future	3,675	462,131,250	1,035	117,359,297
US Treasury Notes 5 yr Future	5,000	595,273,440	6,575	725,099,219
US Treasury 2 yr Future	950	207,159,375	925	194,481,250
US Treasury Bond 30 yr Future	3,400	469,359,375	5,555	646,463,125

	13,198	$1,741,708,440	14,175	$1,689,681,204

8.	Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub-advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral is invested in the State Street Quality A Short Term Investment Fund.

All collateral received will be in an amount equal to at least 100% of the market value of the loaned securities and is intended to be maintained at that level during the period of the loan. The value of the collateral on-hand at December 31, 2008 and 2007 was $111,294,118 and $183,681,374, respectively. The Plan bears the risk of loss with respect to the investment of collateral. The market value of the loaned securities is determined at the close of business of the portfolio and any additional required collateral is delivered to the portfolio the next business day. The market value of the loaned securities at December 31, 2008 and 2007 was $111,662,906 and $177,997,084,

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
respectively. During the loan period, the portfolio continues to retain rights of ownership, including dividends and interest of the loaned securities. Loan income generated from securities lending arrangements was $1,115,852 for the year ended December 31, 2008. The income from securities lending is included in the Other Income line item on the statement of changes in net assets of the Master Trust.

9.	Related Party Transactions

The Plan, along with the Xerox Corporation Savings Plan (the “Plans”), invests in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2008, the Plans purchased common shares in the Fund in the approximate amount of $40,843,000, sold common shares in the Fund in the approximate amount of $42,966,000, and had net depreciation in the Fund of approximately $105,897,000. The total value of the Plans’ investment in the Fund was approximately $111,355,000 and $219,375,000 at December 31, 2008 and 2007, respectively. During 2008, dividends paid on Xerox Corporation common stock amounted to $2,250,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. An affiliate of the Trustee serves as the securities lending agent for the Master Trust and received fees for these services. The Plan also accepts rollovers from affiliated plans, the Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards and these transactions qualify as party-in-interest.

10.	Commitments and Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

The Master Trust is committed to invest $937,200,000 in certain private equity and real estate funds, of which $775,159,693 has been contributed as of December 31, 2008.

11.	Litigation

Patti v. Xerox Corporation et al

In Re Xerox Corp. ERISA Litigation

On July 1, 2002, a class action complaint captioned Patti v. Xerox Corp. et al. was filed in the United States District Court for the District of Connecticut (Hartford) alleging violations of the ERISA. Four additional class actions were subsequently filed, and the five actions were consolidated as In Re Xerox Corporation ERISA Litigation. The purported class includes all persons who invested or maintained investments in the Xerox Stock Fund in the Xerox 401(k) Plans (either salaried or union) during the proposed class period, May 12, 1997 through November 15, 2002, and allegedly exceeds 50,000 persons. The defendants include Xerox Corporation and the following individuals or groups of individuals during the proposed class period:

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
the Plan Administrator, the Board of Directors, the Fiduciary Investment Review Committee, the Joint Administrative Board, the Finance Committee of the Board of Directors, and the Treasurer. The complaint alleges that the defendants breached their fiduciary duties under ERISA to protect the Plan’s assets and act in the interest of Plan participants. Specifically, plaintiffs allege that the defendants failed to provide accurate and complete material information to participants concerning Xerox stock, including accounting practices which allegedly artificially inflated the value of the stock, and misled participants regarding the soundness of the stock and the prudence of investing their retirement assets in Xerox stock. The plaintiffs filed a Second Consolidated Amended Complaint, alleging that some or all defendants breached their ERISA fiduciary duties during 1997-2002 by (1) maintaining the Xerox Stock Fund as an investment option under the Plan; (2) failing to monitor the conduct of Plan fiduciaries; and (3) misleading Plan participants about Xerox stock as an investment option under the Plans. The complaint does not specify the amount of damages sought, but demands that the losses to the Plans be restored, which it describes as “millions of dollars.” It also seeks other legal and equitable relief, as appropriate, to remedy the alleged breaches of fiduciary duty, as well as interest, costs and attorneys’ fees. On January 28, 2009, the Court granted preliminary approval of an agreement to settle this case for $51 million to be distributed to the Plan and the Xerox Corporation Savings Plan. The allocation of the settlement has yet to be determined.

The Company and the other defendants do not admit any wrongdoing as a part of the settlement. On April 13, 2009, the court held a fairness hearing and entered an order giving its final approval to the settlement.

SEC Fair Fund Settlement

In January 2003, the Securities and Exchange Commission filed a complaint against Xerox’s former auditor and certain partners of that firm. The litigation was settled in April 2005 for $22 million. Separately, in June 2003, six Xerox Corporation executives settled with the SEC for an aggregate amount of $22 million. The SEC established the Xerox SEC Fair Fund comprised of monies paid in connection with these two settlements, plus accrued interest. In March 2008, the Master Trust received $1,795,560 from the Xerox SEC Fair Fund relating to its portion of the settlement to be allocated between the participating plans in the Master Trust.

Carlson v. Xerox Corporation, et al.

The Plan is a member of the plaintiff class in a consolidated securities law action (consisting of 21 cases) that was pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. Plaintiffs purported to bring this case as a class action on behalf of a class consisting of all persons and/or entities, including the Plan, who purchased Xerox common stock and/or bonds during the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged thereby (“Class”). Two claims were asserted: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 thereunder; and the other alleging that the individual defendants are also liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. Plantiffs claimed that the defendants participated in a fraudulent scheme that operated as a fraud and deceit on purchasers of the Company’s common stock and bonds by disseminating materially false and misleading statements and/or concealing material adverse facts relating to various of the Company’s accounting and reporting practices and financial condition. The plaintiffs further alleged

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Notes to Financial Statements
December 31, 2008 and 2007
that this scheme deceived the investing public regarding the true state of the Company’s financial condition and caused the plaintiffs and other members of the purported Class to purchase the Company’s common stock and bonds at artificially inflated prices. On March 27, 2008, the Court granted preliminary approval of an agreement to settle this case, pursuant to which the Company agreed to make cash payments totaling $670 million and KPMG agreed to make cash payments totaling $80 million. The individual defendants and the Company did not admit any wrongdoing as a part of the settlement. In May 2008, U.S. Trust was appointed as independent fiduciary responsible for representing the interests of the Plan in connection with the settlement, including approving and overseeing the proof of claim and determining the appropriate method of distribution to Plan participants of any funds received by the Plan in the settlement. On January 15, 2009, the Court entered an order and final judgment approving the settlement, awarding attorneys’ fees and expenses, and dismissing the action with prejudice. The Company has paid its portion of the settlement amount. On February 9, 2009, three class members filed a notice of appeal of the Court’s January 15, 2009 order and final judgment and ruling on motion for award of attorneys’ fees. The scope of the appeal is limited to the issue of attorneys’ fees and does not affect the finality of the order and final judgment as it relates to the remainder of the settlement. Accordingly, the appeal does not affect the defendants. As of June 18, 2009, the amount of funds to be received by the Plan in connection with the settlement has not been determined.

Savings Plan of Xerox Corporation and
the Xerographic Division, Rochester Regional
Joint Board on Behalf of Itself and Other Regional
Joint Boards
Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)
December 31, 2008

(in thousands)	Description of Investment
Identity of Issuer,	Including Maturity Date,
Borrower, Lessor,	Rate of Interest, Collateral,		Current
or Similar Party	Par or Maturity Value	Cost	Value
* Investment interest in Master Trust	See Note 4	**	$216,221

* Participant loans	Loans to plan participants, maturity dates through 2023 interest rates from 6.00% to 9.25% per annum		11,805
Adjustment from fair value to contact value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts			13,267

			$241,293

*	Party-in-interest.

**	Cost is omitted for participant-directed investments.